UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2008 (July 3, 2008)

ZULU ENERGY CORP.
(Exact name of registrant as specified in its charter)

Colorado	000-52272	20-3281304
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

 122 N. Main Street, Sheridan, Wyoming 82801
(Address of principal executive offices) (zip code)

(307) 673-0800
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 3, 2008, Zulu Energy Corp. (the “Company”) entered into an employment agreement with Mohamed H. Gova dated effective as of June 10, 2008 pertaining to Mr. Gova’s appointment as the Vice Chairman of the Company’s Board of Directors (the “Board”), as previously disclosed in the Company’s Current Report on Form 8-K filed on June 16, 2008. Pursuant to his employment agreement, Mr. Gova will receive an annual salary equal to $240,000, which amount will be increased immediately to $300,000 if the Company secures cumulative financing totaling more than $10,000,000. Mr. Gova received a signing bonus in the amount of $100,000, will receive a monthly automobile allowance in the amount of $800 and is eligible to receive an annual bonus at the discretion of the Board.

As previously disclosed, as part of his employment compensation, on June 10, 2008 the Board granted to Mr. Gova stock options to purchase 1,500,000 shares of common stock with an exercise price of $1.00 per share pursuant to the Zulu Energy 2008 Equity Incentive Plan, which options will be exercisable only upon an increase in the Company’s authorized shares of common stock. Also on June 10, 2008, the Board approved that upon the Company’s increase of its authorized shares of common stock Mr. Gova is to be immediately granted 2,000,000 shares of common stock. The shares of restricted stock will be subject to restrictions outlined in a restricted stock agreement and will vest as follows: 800,000 shares (40%) on January 1, 2009 so long as Mr. Gova is still in service with the Company and the Company has successfully drilled three stratigraphic test wells before that date; 600,000 shares (30%) on January 1, 2010 so long as Mr. Gova is still in service with the Company and the Company shall have successfully located and tested a potentially viable hydrocarbon reservoir prior to that date; and the remaining 600,000 shares (30%) on January 1, 2011 so long as Mr. Gova is still in service with the Company. In addition, Mr. Gova is entitled to the coverage or benefits under any and all employee benefits plans maintained by the Company.

Mr. Gova may terminate his employment with the Company upon thirty days’ notice. Mr. Gova is eligible to receive twelve months severance, full vesting of any unvested options or stock and registration of any shares of common stock (if such shares have not been previously registered) granted under his employment agreement in the event Mr. Gova is terminated without cause. Additionally, any stock options held by Mr. Gova will be exercisable for three additional years following termination without cause. In the event of a sale, merger or change of control of the Company, all unvested options and stock immediately will vest, and Mr. Gova is entitled to have his employment extended for a period of at least 12 months after the sale, merger or change of control, subject to the same terms and conditions as his employment agreement. If this employment extension is not give by the Company or its successor(s), Mr. Gova will be entitled to the same rights as though he were terminate without cause. Mr. Gova’s employment agreement also contains a restrictive covenant.

The foregoing is qualified in its entirety by reference to the Employment Agreement, which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers.

The description of the terms of the employment agreement described in Item 1.01 above are incorporated into this Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Descriptions

10.1	Employment Agreement, dated effective June 10, 2008, by and between Zulu Energy Corp. and Mohamed H. Gova.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZULU ENERGY CORP.

Dated: July 10, 2008	By:	/s/ James Hostetler
Name: James Hostetler
Title: Executive Vice President and Chief Financial Officer

Exhibit List

10.1	Employment Agreement, dated effective June 10, 2008, by and between Zulu Energy Corp. and Mohamed H. Gova.